                          SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
              SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)

Filed by the Registrant                      /X/
Filed by a Party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ /  Confidential, for use of the Commission only
     (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting material pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                            PRESIDENT CASINOS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         _________________________________________________________________
     (2) Aggregate number of securities to which transaction applies:
         _________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to the Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined:
         _________________________________________________________________
     (4) Proposed maximum aggregate value of transaction:
         _________________________________________________________________
     (5) Total fee paid:
         _________________________________________________________________
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or Form or Schedule and the date of its filing:
     (1) Amount previously paid:
         _________________________________________________________________
     (2) Form, Schedule or Registration Statement No.:
         _________________________________________________________________
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         _________________________________________________________________
     (4) Date Filed:
         _________________________________________________________________

                             PRESIDENT CASINOS, INC.
                             802 North First Street
                            St. Louis, Missouri 63102
                            _________________________

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON AUGUST 10, 1999
                            _________________________

  The 1999 Annual Meeting of Stockholders of President Casinos, Inc. (the "Company") will be held on August 10, 1999 at 9:30 a.m., prevailing local time, on the "Admiral," N. Leonor K. Sullivan Boulevard, St. Louis, Missouri for the following purposes:

    1. To elect two Class I directors to hold office until the 2001 Annual Meeting of Stockholders or until their successors shall have been duly elected and qualified;

    2. To consider and vote upon a proposal to adopt the President Casinos, Inc. 1999 Incentive Stock Plan; and

    3. To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

  The close of business on June 28, 1999 has been fixed as the record date for the meeting. Only stockholders of record at that date are entitled to notice of and to vote at the meeting and any adjournment(s) or postponement(s) thereof.

  All stockholders are cordially invited to attend the meeting. The proxies are solicited by the Board of Directors of the Company. The business to be transacted at the meeting is more fully described in the attached proxy statement, which is hereby made a part of this notice. The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. The return of the proxy will not affect your right to vote in person if you do attend the meeting. A copy of the Company's Annual Report is also enclosed.



                                       TIMOTHY MURRAY
                                       Secretary

July 12, 1999

       _________________________________________________________________
                             PRESIDENT CASINOS, INC.
                             802 North First Street
                            St. Louis, Missouri 63102
                            _________________________

                                 PROXY STATEMENT
                                      FOR
                       1999 ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                 AUGUST 10, 1999
                            _________________________


  The enclosed proxy is solicited by the Board of Directors of President Casinos, Inc. (the "Company"), a Delaware corporation, for use at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held on August 10, 1999 at 9:30 a.m., prevailing local time, on the "Admiral," N. Leonor K. Sullivan Boulevard, St. Louis, Missouri, and any adjournment(s) or postponement(s) thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to stockholders on or about July 12, 1999.

  As of the date of this proxy statement, the Board of Directors does not intend to bring any matter before the Annual Meeting other than the matters specifically referred to in the notice of the Annual Meeting, nor does the Board of Directors know of any matter which may be properly presented for action at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the Annual Meeting intend to vote the shares represented by proxies granting such persons discretionary authority to vote on such matters in accordance with their judgment as to the best interest of the Company.

  If the enclosed proxy is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in the manner indicated thereon at the Annual Meeting and any adjournment thereof. In the absence of instructions, the shares represented at the Annual Meeting by the enclosed proxy will be voted "FOR" the nominees of the Board of Directors in the election of directors, "FOR" the proposal to adopt the President Casinos, Inc. 1999 Incentive Stock Plan and "FOR" the grant of discretionary authority on all other matters. A proxy may be revoked at any time before it is voted by filing a written notice of revocation or of a later-dated proxy card with the Secretary of the Company at the principal offices of the Company or by attending the Annual Meeting and voting in person. Attendance alone at the Annual Meeting will not of itself revoke a proxy.

                              VOTING SECURITIES

  At the close of business on June 28, 1999, the record date fixed for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), there were 5,032,963 issued and outstanding shares of the Company's Common Stock, par value $.06 per share (the "Common Stock"). There are no other classes of voting securities of the Company outstanding.

  On all matters voted upon at the Annual Meeting and any adjournment(s) or postponement(s) thereof, each record holder of Common Stock as of the Record

Date will be entitled to one vote per share. Stockholders do not have cumulative voting rights in the election of directors. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast on each matter to be acted upon at the Annual Meeting constitutes a quorum for the purposes of consideration and action on that matter. In the election of directors, the two nominees receiving the vote of holders of a plurality of the shares entitled to vote and represented in person or by proxy at the Annual Meeting will be elected. The proposal to approve the President Casinos, Inc. 1999 Incentive Stock Plan will require the affirmative vote of a majority of the shares of Common Stock voting in person or by proxy at the Annual Meeting.

  Shares subject to abstentions will be treated as shares that are present at the Annual Meeting for purposes of determining the presence of a quorum, and as voted for purposes of determining the base number of shares voting on a particular proposal. If a broker or other nominee holder indicates on the Proxy Card that it does not have discretionary authority to vote the shares it holds of record on a proposal, those shares will not be considered as present at the Annual Meeting for purposes of determining a quorum (unless they are voted on another proposal brought before the Annual Meeting) or as voted for purposes of determining the approval of the stockholders on a particular proposal.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of the Record Date: (i) by each person known to the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) by each of the Company's directors; (iii) by each of the executive officers of the Company listed in the Summary Compensation Table and (iv) by all of directors and executive officers of the Company as a group.

  Name of Beneficial Owner          No. of Shares (1)     % of Class (1)
  ------------------------         ------------------     -------------
    John E. Connelly                    1,644,113 (2)          32.7%
    John S. Aylsworth                     365,334 (3)           7.3%
    Terrence L. Wirginis                   99,825 (4)           2.0%
    Karl G. Andren                         64,800 (5)            *
    James A. Zweifel                       37,684 (6)            *
    Royal J. Walker, Jr.                   26,000 (7)            *
    All executive officers and
     directors as a group (6 persons)   2,237,756 (8)          44.5%

--------------------------------------------
* Less than 1%

(1) Except as otherwise noted in the footnotes to this table, to the Company's knowledge each of the persons named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The percentage calculations are based upon 5,032,963 shares of Company Common Stock issued and outstanding as of the Record Date and, for each director or executive officer or the group, the number of shares subject to options exercisable by such director or executive or the group within 60 days following the Record Date.

(2) Includes an aggregate of 1,516,496 shares owned of record by entities controlled by Mr. Connelly. Also includes 37,500 shares beneficially owned by Mr. Connelly but subject to purchase options granted to certain individuals. Mr. Connelly's address is 2180 Noblestown Road, Pittsburgh, PA 15205.
(3) Includes 346,667 shares issuable pursuant to stock options which are currently exercisable or exercisable within 60 days after the Record Date.
(4) Includes 52,000 shares issuable pursuant to stock options which are currently exercisable or exercisable within 60 days after the Record Date.
(5) Consists of 12,500 shares owned by New York Cruise Lines, Inc., of which Mr. Andren is Chairman and a principal stockholder; 52,000 shares issuable pursuant to stock options which are currently exercisable or exercisable within 60 days after the Record Date; and 300 shares owned by Mr. Andren's minor children.
(6) Includes 26,000 shares issuable pursuant to stock options which are currently exercisable or exercisable within 60 days after the Record Date.
(7) Consists exclusively of shares issuable pursuant to stock options which are currently exercisable or exercisable within 60 days after the Record Date.
(8) Includes 502,667 shares issuable pursuant to stock options which are currently exercisable or exercisable within 60 days after the Record Date.

                      ITEM 1 - ELECTION OF DIRECTORS

  The Company has a classified Board of Directors consisting of three classes. At each Annual Meeting of Stockholders, directors are elected for a term of three years to succeed those directors whose terms are expiring.

  At the 1999 Annual Meeting, two individuals will be elected to serve as Class I directors of the Company, each for a term of three years or until their respective successors are duly elected and qualified. The nominees receiving the vote of holders of a plurality of the shares entitled to vote and represented in person or by proxy at the Annual Meeting will be elected. Stockholders do not have the right to cumulate votes in the election of directors.

  The persons named as proxies on the accompanying proxy card intend to vote all duly executed proxies for the election of Karl G. Andren and Royal P. Walker, Jr. as Class I directors, except as otherwise directed by the stockholder on the proxy card. Messrs. Andren and Walker are currently directors of the Company. If for any reason Messrs. Andren or Walker become unavailable for election, which is not now anticipated, the persons named in the accompanying proxy card will vote for such substitute nominees as is designated by the Board of Directors.

  The directors of the Company, together with certain information about them, are set forth below.

         Name           Age    Director Since    Positions with the Company
         ----           ---    --------------    --------------------------
   John E. Connelly      73         1992         Chairman of the Board,
                                                   and Chief Executive
                                                   Officer (Class III)
   John S. Aylsworth     49         1995         President and Chief Operating
                                                   Officer (Class III)

   Terrence L. Wirginis  47         1993         Vice Chairman of the Board
                                                    and Vice President-Marine
                                                    and Development (Class II)
   Karl G. Andren        50         1993         Director (Class I)
   Royal P. Walker, Jr.  39         1996         Director (Class I)

Nominees for Terms Expiring in 2002

  KARL G. ANDREN has been Chairman of Circle-Line Sightseeing Yachts, Inc., a subsidiary of New York Cruise Lines, Inc. ("NYCL"), which operates the leading sightseeing cruise line in New York City, since 1981. In addition, NYCL owns World Yacht, Inc., a fleet of luxury dinner cruise, sightseeing and excursion boats in New York City. Mr. Andren is a principal stockholder in NYCL. Mr. Andren is a member of the Company's Audit and Compensation Committees.

  ROYAL P. WALKER, JR. became a member of the Company's Board of Directors on June 4, 1996. Mr. Walker holds a J.D. from Texas Southern University in Houston, Texas, and since June 1, 1992 has served on the staff of The Institute for Disability Studies at the University of Southern Mississippi. From June 1991 through May 1992 he served as the first Executive Director of the Mississippi Gaming Commission. Mr. Walker is a member of the Company's Audit and Compensation Committees.

                     DIRECTORS CONTINUING IN OFFICE

Term Expiring in 2000

  TERRENCE L. WIRGINIS has served as Vice Chairman of the Board since July 1997. Mr. Wirginis has served as Vice President, Marine and Development since August 1995 and as a director since the Company's inception. Prior to his employment with the Company, Mr. Wirginis provided consulting services to the Company with respect to the Company's marine operations and the development and improvement of the Company's facilities. The Company has been advised that Mr. Wirginis devotes an insubstantial amount of his time to Gateway Clipper Fleet, a company in which he has an ownership interest. Mr. Wirginis is the grandson of Mr. Connelly.

Terms Expiring in 2001

  JOHN E. CONNELLY has served as Chairman and a director of the Company and its predecessors since their inception. Mr. Connelly has also served as Chief Executive Officer of the Company from its inception until March 1995 and since July 1995. Mr. Connelly served as President of the Company from July 1995 until July 1997. Entities controlled by Mr. Connelly have owned and operated the Gateway Clipper Fleet in Pittsburgh from its inception in 1958 through 1996, the Station Square Sheraton Hotel in Pittsburgh from 1981 to 1998 and the Broadwater Beach Resort from 1992 until such time as the purchase of the property by a limited liability company in which the Company and Mr. Connelly have interests. In 1984, Mr. Connelly founded World Yacht Enterprises, a fleet of dinner cruise, sightseeing and excursion boats in New York City. In 1985, he started Gateway Riverboat Cruises in St. Louis, a predecessor to the Company. Mr. Connelly is also the founder, owner and Chief Executive Officer of J. Edward Connelly Associates, Inc., a marketing firm based in Pittsburgh, Pennsylvania.

  JOHN S. AYLSWORTH has been President and Chief Operating Officer since July 1997, and a director of the Company since July 1995. Mr. Aylsworth served as Executive Vice President and Chief Operating Officer of the Company from March 1995 to July 1997. Prior to joining the Company, Mr. Aylsworth served as an executive officer for Davis Companies, located in Los Angeles, California. From January 1992 through October 1994, Mr. Aylsworth was Chief Executive Officer of The Sports Club Company, a company which operates premier health and fitness facilities in Los Angeles and Irvine, California.

Recommendation of Board of Directors

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF KARL G. ANDREN AND ROYAL P. WALKER, JR. AS CLASS I DIRECTORS. The directors and officers of the Company intend to vote their shares in favor of the nominees.

Meetings and Committees of the Board of Directors

  During fiscal 1999, the Board of Directors held five formal meetings of which three were telephonic meetings. During fiscal 1999, all Board of Directors members attended at least seventy-five percent of the aggregate number of meetings of the full Board of Directors and of each committee on which such director serves.

  The Audit Committee, which is currently comprised of Messrs. Andren and Walker, and whose tasks include reviewing the Company's audited financial statements and making recommendations to the full Board of Directors concerning the Company's audits and selection of independent public accountants, met twice during fiscal year 1999. In addition, the Company has established a Compensation Committee, also currently composed of Messrs. Andren and Walker, whose responsibilities include determining salaries, bonuses and other compensation for the Company's executive officers and administering the Company's stock option plans. The Company's Compensation Committee met twice during fiscal year 1999.

Compensation of Directors

  During fiscal 1999, directors who were not employees of the Company received annual director's fees of $24,000. Directors who are employees of the Company do not receive director's fees. Directors of the Company are entitled to receive discretionary grants of stock options. No such grants were made in fiscal 1999. In addition, under the Company's existing stock option plan, each non-employee director elected to the Board of Directors receives a grant of non-qualified stock options to purchase 5,000 shares of Common Stock at the fair market value of the Company's Common Stock on the date of grant. These stock options are exercisable immediately with respect to one-half of the shares and become exercisable with respect to the remainder of the shares in two equal annual installments.

        BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

  The Compensation Committee of the Board of Directors (the "Committee") is responsible for making all compensation decisions with respect to the executive officers of the Company. The Committee currently consists of Messrs. Andren and Walker, both of whom were elected to the Committee in June 1996.

Compensation Policies

  Underlying the Committee's decision with respect to executive officers' compensation is the premise that it is fundamentally important that the Company be able to attract, retain, motivate and benefit from the guidance and experience of suitably talented and qualified individuals. The Company's compensation policy is based upon the principal that the financial rewards to the executives should be aligned with the financial interests of the stockholders of the Company. In this manner, the Committee believes that the Company will meet its ultimate responsibility to its stockholders by striving to create a suitable long-term return on their investment through earnings from operations and prudent management of the Company's business. As part of the compensation policy, the Committee believes that its executives should be encouraged to acquire equity interests in the Company, thereby providing additional incentives, corresponding to the interests of stockholders, to provide their maximum effort toward the success and profitability of the Company's businesses and the achievement of increased stockholder value. The Company's compensation packages for its executive officers consist of three major components: base salary, bonus and stock options.

  Each year, the Committee conducts a full review of the Company's executive compensation program, as well as a review of each executive's performance during the year. As part of such review, the Committee periodically reviews publicly available information regarding the compensation levels and policies in the context of other companies within the gaming industry, as well as with a broader group of companies of comparable size and complexity. In addition, the Committee uses its discretion to set executive compensation based upon external and internal factors and the particular executive's circumstances.

Base Salary

  The base salary level for each of the Company's executives is principally based upon the level and scope of the responsibilities of the office, the pay levels of similarly positioned executive officers among companies competing for the services of such executives and a consideration of the level of experience and performance profile for the particular executive officer. Annual adjustments to each executive officer's salary are also based on the foregoing factors. Additionally, the Committee considers the prevailing economic conditions, the relationship of any such adjustments to those provided to other employees within the Company, the scope of the executive's duties and responsibilities and other performance-related criteria that may be relevant with respect to such executive officer at the time.

  The base salaries for each of Messrs. Connelly, Aylsworth, Wirginis and Zweifel were determined pursuant to employment agreements with the Company.

Bonuses

  Bonuses are viewed as a reward for individual contributions to the Company's performance, based not only on the Company's short-term results but also on the contributions each executive officer has made to the potential for growth of the Company's profits. In addition, consideration is given to the achievement of selected financial goals and progress in meeting other long-term objectives, as well as the executive officers' leadership role in these activities. In light of these considerations, for fiscal 1999, Messrs. Aylsworth, Zweifel and Wirginis received cash bonuses of $236,677, $63,900 and $63,900, respectively.

Stock Options

  Pursuant to the Company's existing stock option plan, stock options may be granted to the Company's executive officers. The Committee believes that long-term incentive compensation such as stock options are the most direct way of tying executive compensation to increases in stockholder value. The Committee believes that awards of stock options are an important complement to the cash elements of the Company's executive officers' compensation described above as they align the executive's interests with those of the Company's stockholders.

  Stock options granted with an exercise price are generally equal to the market price of the Company's Common Stock on the date of grant, and typically are subject to vesting requirements based upon the executive's continued employment with the Company. This approach is designed to create incentives for the executive to seek to achieve consistent improvement in the Company's performance and creation of stockholder value over the long-term, and additionally provides an incentive for the executive to remain in the service of the Company.

  The Committee from time to time has evaluated the level of long-term incentives provided to each of the executive officers of the Company. When considering whether to make grants of stock options, the Committee reviews each officer's relative contributions to corporate performance, the practices of other comparable companies and takes into consideration the effect such awards might have on Company performance and stockholder value. Executive officers who join the Company are typically granted options to purchase shares of the Company's Common Stock based upon a consideration of such executive's level of duties.

Mr. Connelly's Compensation

  Mr. Connelly has agreed to serve as Chairman of the Board of the Company until June 1, 2003. Prior to December 18, 1992, Mr. Connelly did not receive any salary or bonus from the Company. Pursuant to his employment agreement with the Company, Mr. Connelly received a salary of $200,000 in fiscal 1999.

  This report is submitted by the members of the Committee.

                                               Karl G. Andren
                                               Royal P. Walker, Jr.

                     COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to compensation paid by the Company during the three fiscal years ended February

28, 1999, 1998 and 1997, respectively, to each of the named executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                                 Long-Term
                                        Annual Compensation     Compensation
                                        --------------------    ------------
                                                                 Securities          All
                                Fiscal                           Underlying         Other
Name and Principal Position      Year     Salary      Bonus     Options/SARs     Compensation (1)
---------------------------     ------    ------      -----     ------------     ----------------
John E. Connelly (2)             1999    $200,000    $    --          --            $ 3,200
Chairman of the Board and        1998     200,000         --          --              3,200
Chief Executive Officer          1997     200,000         --          --              2,258

John S. Aylsworth                1999    $400,000    $236,667         --            $12,635
President and Chief              1998     400,000     220,002     346,667 (3)         5,186
Operating Officer                1997     299,327      56,875      66,667 (4)        22,648 (5)

Terrence L. Wirginis             1999    $180,000    $ 63,900         --            $ 3,613
Vice Chairman of the             1998     180,000      59,400      52,000 (3)         4,310
Board and Vice President         1997     150,000      17,063       5,000 (4)         2,216
-Marine and Development

James A. Zweifel                 1999    $180,000    $ 63,900         --            $ 4,628
Executive Vice                   1998     180,000      59,400      26,000 (3)         5,651
President and                    1997     150,000      17,063       5,000 (4)         2,408
Chief Financial Officer

(1) Except as otherwise noted, represents contributions made to the Company's 401(k) plan for the account of the named executive.
(2) Mr. Connelly also served as Chief Executive Officer of the Company from its inception until March 1995 and from July 1995 through the present.
(3) On August 22, 1997, the Company repriced certain outstanding stock options with exercise prices ranging from $5.625 to $37.00 per share by amending the terms of such options to provide for an exercise price of $2.625 per share. In connection with such repricing each of Messrs. Aylsworth, Wirginis and Zweifel had previously granted options for 66,667, 10,000 and 5,000 shares, respectively, repriced.
(4) On June 19, 1996, the Company repriced certain outstanding stock options with exercise prices ranging from $36.00 to $54.00 per share by amending the terms of such options to provide for an exercise price of $11.625 per share. In connection with such repricing each of Messrs. Aylsworth, Wirginis and Zweifel had previously granted options for 66,667, 2,500 and 5,000 shares, respectively, repriced.
(5) Includes $20,060 paid in 1997 for reimbursement of relocation expense reimbursements.

  The following table sets forth information regarding the number and value of options held by each of the Company's executive officers named in the Summary Compensation Table during fiscal 1999. None of the named executive officers exercised any stock options during fiscal 1999.

                         FISCAL YEAR END OPTION/SAR VALUES

                                  Number of Securities
                                 Underlying Unexercised               Value of Unexercised
                                     Options/SARs                   in-the-Money Options/SARs
                                 at Fiscal Year End (#)             at Fiscal Year End ($) (1)
                               -------------------------            --------------------------
Name                       Exercisable       Unexercisable       Exercisable       Unexercisable
----                      --------------     --------------     --------------     --------------
John E. Connelly                   --                --            $    --            $    --
John S. Aylsworth              346,667               --                 --                 --
Terrence L. Wirginis            52,000               --                 --                 --
James A. Zweifel                26,000               --                 --                 --

(1) As of February 28, 1999, no options were in the money.

Employment Arrangements

  In June 1998, the Company entered into separate Amended and Restated Employment Agreements with each of Messrs. Connelly, Aylsworth, Wirginis and Zweifel. The agreements with each of Messrs. Connelly, Aylsworth and Wirginis provide for a term of employment through June 1, 2003, and the agreement with Mr. Zweifel provides for a term of employment through June 1, 2001. The agreements are automatically renewable thereafter for successive two-year terms unless terminated by either party.

  The agreements provide for minimum annual base salaries of $200,000 for Mr. Connelly, $400,000 for Mr. Aylsworth, $180,000 for Mr. Wirginis and $180,000 for Mr. Zweifel. Such minimum annual base salaries are subject to increases at the discretion of the Board of Directors. Each such executive officer may also receive incentive bonuses provided through any incentive compensation plan of the Company.

  Each employment agreement provides that if the Company terminates the employment of the executive without Cause or if the executive terminates his employment for Good Reason prior to a Change in Control of the Company, the Company will be required to pay such executive officer severance benefits including the continuation of the executive's then-current annual salary for a maximum of two years (except for Mr. Zweifel's agreement, which provides for salary continuation for a one-year period), and the continuation of certain welfare benefits to which he otherwise would have been entitled. "Cause" is generally defined as (i) any breach or failure to perform duties or follow instructions of the Board of Directors, (ii) commission of fraud, misappropriation, embezzlement or other acts of dishonesty, alcoholism, drug addiction or dependency or conviction of a felony or gross misdemeanor if the Board of Directors determines such conduct is materially adverse to Company,
(ii) breach of the employment agreement by the executive, (iv) the refusal by any gaming commission with jurisdiction over the Company's facilities to grant a license to the executive or any suspension or revocation of a license previously granted to the executive. "Good Reason" is generally defined as (i) a significant and adverse change in the nature or scope of the executive's position, authority, duties or responsibility, (ii) a failure to continue the executive officer's then-current participation in benefits or compensation;
(iii) within a period of one year following a Change in Control (as defined), resignation by the executive in his sole and absolute discretion, or (v) any material breach of the agreement by the Company.

  Each employment agreement additionally provides that each such executive officer will be paid severance benefits in the event that his employment with the Company is terminated by the Company without Cause or by the executive for Good Reason within two years of a Change in Control of the Company. The Change in Control provisions would require, in addition to any other benefits to which the executive is entitled, a lump-sum cash payment in an amount equal to 2.99 times the executive officer's average annual base compensation, as determined pursuant to the employment agreement. If payment of the foregoing amounts and any other benefits received or receivable upon termination after a Change in Control would subject such executive officer to the payment of a federal excise tax, the total amount payable by the Company to such executive officer would be increased by an amount sufficient to provide such executive officer (after satisfaction of all excise taxes and federal income taxes attributable to such increased payment) with a net amount equal to the amount receivable prior to the federal excise tax owed by the executive officer.

  Change in Control is generally defined as (i) the acquisition by any person of beneficial ownership of 20% or more of the combined voting power of the Company's then outstanding securities; (ii) a change in the composition of the Company's Board of Directors such that during any two consecutive years the incumbent directors and their nominees do not constitute a majority of the Board; (iii) a merger or consolidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the holders of the Common Stock prior to such event do not have the same proportionate ownership of the common stock of the surviving corporation, (iv) a merger or consolidation of the Company in which the Company is the continuing or surviving corporation in which the holders of the Company's Common Stock immediately prior to such event do not own 50% or more of the outstanding stock of the surviving corporation; or (v) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale of substantially all of the assets of the Company. A transfer by Mr. Connelly and certain related persons and entities which would otherwise be sufficient to constitute a Change of Control would not constitute a Change of Control for the purpose of triggering a payment to Mr. Connelly, but would constitute a change in control for each of the other executives.

  ITEM 2   ADOPTION OF THE PRESIDENT CASINOS, INC. 1999 INCENTIVE STOCK PLAN

  The Board of Directors has adopted the President Casinos, Inc. 1999 Incentive Stock Plan (the "Incentive Stock Plan"), subject to stockholder approval, which provides for the granting of stock options and other stock based awards. The total number of shares of Common Stock to be issuable under the Incentive Stock Plan is not to exceed 300,000 shares, subject to adjustment in the event of any change in the outstanding shares of such stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation or other similar change generally affecting stockholders of the Company.

  The Board of Directors believes that the Incentive Stock Plan advances the interests of the Company and its stockholders by encouraging directors and key employees of the Company and its subsidiaries to acquire Common Stock or to receive Common Stock upon the achievement of certain goals that are mutually advantageous to the Company and its stockholders (such as increases in share price and/or growth rate in earnings per share), on the one hand, and the participating directors and employees, on the other. The Board believes that the Incentive Stock Plan will provide additional incentives toward the continuation of superior performance by its employees in the success of the Company and will enable the Company and its subsidiaries to attract and retain the services of its directors and key employees.

  The Incentive Stock Plan will be administered either by the Board of Directors or the Compensation Committee of the Board of Directors currently consisting of two directors of the Company, each of whom is a non-employee director of the Company (for purposes of the Incentive Stock Plan, the group administering the Incentive Stock Plan is referred to as the "Administrator"). The Administrator, by majority action thereof, is authorized in its sole discretion to determine the individuals to whom the benefits will be granted, the type and amount of such benefits and the terms of the benefit grants, as well as to interpret the Incentive Stock Plan, to prescribe, amend and rescind rules and regulations relating to the Incentive Stock Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration of the Incentive Stock Plan to the extent not contrary to the express provisions of the Incentive Stock Plan.

  The complete text of the Incentive Stock Plan is set forth in Annex A to this Proxy Statement. The following summary of the Incentive Stock Plan is subject to the provisions contained in the complete text.

Description of Plan

  Under the terms of the Incentive Stock Plan, directors and key employees of the Company as determined in the sole discretion of the Administrator will be eligible to receive (a) stock appreciation rights ("SARs"), (b) restricted shares of Common Stock ("Restricted Stock"), (c) performance awards ("Performance Awards"), (d) incentive stock options ("ISOs"), (e) nonqualified stock options ("NQSOs" and, together with ISOs, "Stock Options") and (f) stock units ("Stock Units").

  Stock Appreciation Rights. The Administrator may grant SARs giving the holder thereof a right to receive, at the time of surrender, a payment equal to the difference between the fair market value of such stock on the date of surrender of the SAR and the exercise price of the SAR established by the Administrator at the time of grant, subject to any limitation imposed by the Administrator in its sole discretion. In the Administrator's discretion, the value of a SAR may be paid in cash or Common Stock, or a combination thereof. A SAR may be granted either independent of, or in conjunction with, any Stock Option. If granted in conjunction with a Stock Option, at the discretion of the Administrator, a SAR may either be surrendered (a) in lieu of the exercise of such Stock Option, (b) in conjunction with the exercise of such Stock Option or (c) upon expiration of such Stock Option. The term of any SAR shall be established by the Administrator, but in no event shall a SAR be exercisable after ten years from the date of grant.

  Restricted Stock. The Administrator may issue shares of Common Stock either as a stock bonus or at a purchase price of less than fair market value, subject to the restrictions or conditions specified by the Administrator at the time of grant. In addition to any other restrictions or conditions that may be imposed on the Restricted Stock, shares of Restricted Stock may not be sold or disposed of for a period of six months after the date of grant.
During the period of restriction, holders of Restricted Stock shall be entitled to receive all dividends and other distributions made in respect of such stock and to vote such stock without limitation.

  Performance Awards. The Administrator may grant Performance Awards consisting of shares of Common Stock, monetary units payable in cash or a combination thereof. These grants would result in the issuance, without payment therefor, of Common Stock or the payment of cash upon the achievement of certain pre-established performance criteria (such as return on average total capital employed, earnings per share or increases in share price) during a specified performance period not to exceed five years. The participating director or employee will have no right to receive dividends on or to vote any shares subject to Performance Awards until the award is actually earned and the shares are issued. In the event that a person who is required to file reports under Section 16 of the Securities Exchange Act of 1934 receives a Performance Award that includes shares of Common Stock, such shares received may not be disposed of by such person until six months following the date of issuance.

  Stock Options.  ISOs are stock options that conform to the requirements of
Section 422 of the Internal Revenue Code. ISOs granted under the Incentive Stock Plan shall entitle the holder to purchase shares of Common Stock at not less than 100% of the fair market value of the shares on the date the option is granted. NQSOs granted under the Incentive Stock Plan shall entitle the holder to purchase shares of Common Stock at purchase prices established by the Administrator in its sole discretion on the date the options are granted. The Administrator shall determine the term of such Stock Options and the times at, and conditions under which, such Stock Options will become exercisable. Stock Options will generally not be exercisable after ten years from the date of the grant.

  The maximum number of shares for which a Stock Options may be granted in any calender year under the Incentive Stock Plan to any individual shall not exceed 150,000 shares. Additionally, for any employee, the aggregate fair market value of Common Stock subject to qualifying ISOs that are exercisable for the first time in any calendar year may not exceed $100,000.

  Stock Units. The Administrator may issue Stock Units representing the right to receive shares of Common Stock at a designated time in the future, subject to the terms and conditions as established by the Administrator in its sole discretion. A holder of Stock Units generally does not have the rights of a stockholder until receipt of the Common Stock, but, in the Administrator's sole discretion, may receive payments in cash or adjustments in the number of Stock Units equivalent to the dividends the holder would have received if the holder had been the owner of shares of Common Stock instead of Stock Units.

  The Board may terminate the Incentive Stock Plan at any time and from time to time and may amend or modify the Incentive Stock Plan; provided, however, that no such action of the Board may, without the approval of the stockholders of the Company: (a) increase the total amount of stock or the amount or type of benefit that may be issued under the Incentive Stock Plan; (b) modify the requirements as to eligibility for benefits; or (c) reduce the amount of any existing benefit or change the terms or conditions thereof without the participating director or employee's consent.

Federal Income Tax Consequences

  No income will be realized by a participating director, officer or employee on the grant of a Stock Option, the grant of a SAR, the award of Restricted Stock or the award of Stock Units, and the Company will not be entitled to a deduction at such time. If a holder exercises an ISO and does not dispose of the shares acquired within two years from the date of the grant, or within one year from the date of exercise of the option, no income will be realized by the holder at the time of exercise. The Company will not be entitled to a deduction by reason of the exercise. If a holder disposes of the shares acquired pursuant to an ISO within two years from the date of grant of the option or within one year from the date of exercise of the option, the holder will realize ordinary income at the time of disposition equal the excess, if any, of the lesser of (a) the amount realized on the disposition or (b) the fair market value of the shares on the date of exercise, over the holder's basis in the shares. The Company generally will be entitled to a deduction in an amount equal to such income in the year of the disqualifying disposition.

  Upon the exercise of a NQSO or the surrender of a SAR, the excess, if any, of the fair market value of the stock on the date of exercise over the purchase price or base price, as the case may be, is ordinary income to the holder as of the date of exercise. The Company generally will be entitled to a deduction equal to such excess amount in the year of exercise.

  Subject to a voluntary election by the holder under Section 83(b) of the Code, a holder will realize income as a result of the award of Restricted Stock at the time the restrictions expire on such shares. An election pursuant to Section 83(b) of the Code would have the effect of causing the holder to realize income in the year in which such award was granted. The amount of income realized will be the difference between the fair market value of the shares on the date such restrictions expire (or on the date of issuance of the shares, in the event of a Section 83(b) election) over the purchase price, if any, of such shares. The Company generally will be entitled to a deduction equal to the income realized in the year in which the holder is required to report such income.

  A director or employee will realize income as a result of a Performance Award at the time the award is issued or paid. The amount of income realized by the participant will be equal to the fair market value of the shares on the date of issuance, in the case of a stock award, and to the amount of the cash paid, in the event of a cash award. The Company will be entitled to a corresponding deduction equal to the income realized in the year of such issuance or payment.

  An employee will realize income as a result of an award of Stock Units at the time shares of Common Stock are issued in an amount equal to the fair market value of such shares at that time. The Company will be entitled to a corresponding deduction equal to the income realized in the year of such issuance.

Recommendation of the Board of Directors

  The affirmative vote of a majority of the votes cast, present or represented by proxy at the meeting, will constitute approval of the adoption of the Incentive Stock Plan; provided that the number of votes cast constitutes more than 50% of the shares entitled to vote on the proposal. The Board of Directors recommends a vote "FOR" the approval of the President Casinos, Inc. 1999 Incentive Stock Plan.

                          STOCK PERFORMANCE GRAPH

  The following table compares the cumulative total stockholder return on the Company's Common Stock during the five-year period from February 28, 1994 through February 28, 1999, with the cumulative return on Dow Jones Casinos Index (the "DJ Casinos Index") and the Standard & Poor's 500 Stock Index ("S&P 500") assuming $100 was invested in the Company's Common Stock on February 28, 1994 and in each of the foregoing indices and assumes reinvestment of any dividends (no dividends have been paid on the Company's Common Stock during the periods presented). The comparisons are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                           02/94    02/95    02/96    02/97    02/98    02/99
                          -------  -------  -------  -------  -------  -------
President Casinos, Inc.     100       39       12        4        4        3
S&P 500                     100      107      145      182      246      295
DJ Casinos Index            100       84      116      105       98       82

                            CERTAIN TRANSACTIONS

  The Company previously had an operating lease with BH Acquisition Corporation ("BH"), a wholly-owned entity of Mr. Connelly for its Biloxi mooring site, parking facilities, offices and a warehouse. Rent under the operating lease agreement was approximately $2,971,000 annually, on a triple net basis. On July 24, 1997, President Broadwater, LLC, a limited liability company in which the Company and a wholly-owned entity of Mr. Connelly have interests, acquired the real estate and improvements from BH for $40,500,000. The property comprises approximately 260 acres and includes a marina, two hotels and an adjacent 18-hole golf course.

  Mr. Connelly and his affiliates guaranteed debt of the Company in fiscal 1999. The highest aggregate sum guaranteed in fiscal year 1999 was $3,800,000. The guaranteed amount as of February 28, 1999 was $3,400,000.

                             GENERAL INFORMATION

ANNUAL REPORT ON FORM 10-K

  A copy of the Company's Annual Report on Form 10-K for fiscal 1999 has been furnished to stockholders with the mailing of this Proxy Statement.

  UPON WRITTEN REQUEST OF ANY PERSON WHO ON JUNE 28, 1999 WAS A RECORD OWNER OF THE COMPANY'S COMMON STOCK OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS ON SUCH DATE A BENEFICIAL OWNER OF SUCH COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING, THE COMPANY WILL SEND TO SUCH PERSON, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS FOR THIS REPORT SHOULD BE DIRECTED TO:

     BECKI RITTER, INVESTOR RELATIONS
     PRESIDENT CASINOS, INC.
     802 NORTH FIRST STREET
     ST. LOUIS, MISSOURI 63102

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Deloitte & Touche LLP served as the Company's independent public accountants for 1999 and has been selected by the Board of Directors to continue in such capacity during fiscal year 2000. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions, and such representatives will have the opportunity to make statements if they so desire.

                          PROPOSALS OF STOCKHOLDERS

  Under applicable regulations of the Securities and Exchange Commission, all proposals of stockholders to be considered for inclusion in the proxy statement for the 2000 Annual Meeting of Stockholders must be received at the offices of the Company, c/o Secretary, 802 N. First Street, St. Louis, Missouri 63102 by not later than March 14, 2000. The Company's By-Laws provide that stockholder proposals, including nominations of directors, that do not appear in the proxy statement may be considered at a meeting of stockholders only if written notice of the proposal is received by the Company's Secretary not less than 60 days and not more than 90 days prior to the anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the 90th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Under the By-laws of the Company, the date by which written notice of a proposal must be received by the Company to be considered at the 2000 Annual Meeting of Stockholders is June 11, 2000.

  Any written notice of a stockholder proposal must include the following information: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

                          SOLICITATION OF PROXIES

  The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The Company will bear the cost of the solicitation of the Board of Directors' proxies for the Annual Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. In addition to mailing proxy materials, such solicitation may be made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company, which persons will not be specially compensated for such services.

                          PRESIDENT CASINOS, INC.
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS
        1999 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 10, 1999

  The undersigned stockholder of PRESIDENT CASINOS, INC. (the "Company"), revoking all previous proxies, hereby appoints JOHN S. AYLSWORTH and JAMES A. ZWEIFEL and each of them acting individually, with full power of substitution, as proxies of the undersigned, and authorizes either or both of them to vote all shares of the Company's Common Stock held of record by the undersigned as of the close of business on June 28, 1999 at the 1999 Annual Meeting of Stockholders of the Company to be held August 10, 1999 at 9:30 a.m., prevailing local time, on the "Admiral," N. Leonor K. Sullivan Boulevard, St. Louis, Missouri, and any adjournment(s) or postponements(s) thereof (the "Annual Meeting"), for the votes the undersigned would be entitled to cast if then personally present.

  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR LISTED, "FOR" THE PROPOSAL TO APPROVE THE PRESIDENT CASINOS, INC. 1999 INCENTIVE PLAN, AND "FOR" THE GRANT OF DISCRETIONARY AUTHORITY.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 (Continued and to be signed on reverse side)

                          ** FOLD AND DETACH HERE **

1.  Election of Two Class I Directors - Karl G. Andren and Royal P.
    Walker, Jr.

/ / FOR the nominees for director named above.

/ / WITHHOLD AUTHORITY to vote for nominee.

(Instruction: To withhold authority for an individual nominee, write the name of such nominee on the space provided below.)

____________________________________________

2.  Proposal to Adopt the President Casinos, Inc. 1999 Incentive Stock Plan.

            / / FOR            / / AGAINST            / / ABSTAIN

3. The authority of the proxies, in their discretion, to vote on such other business as may properly come before the Annual Meeting, or any adjournments(s) or postponement(s) thereof.

            / / FOR            / / AGAINST            / / ABSTAIN

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE ANNUAL MEETING AND THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH.


DATED:__________________________________, 1999

________________________________________
(Stockholder's Signature)

________________________________________
(Stockholder's Signature)

NOTE: PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT TO THE COMPANY. Please sign this proxy exactly as the name appears in the address above. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, please give full title and attach evidence of authority. If signer is a corporation, please sign the full corporate name and an authorized officer should sign his/her name and title.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES.
                          ** FOLD AND DETACH HERE **

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.